Exhibit 99.1

SANTA FE ENERGY TRUST

SANTA FE ENERGY TRUST ANNOUNCES ANTICIPATED TRUST LIQUIDATION AND DELISTING

THE BANK OF NEW YORK TRUST COMPANY, N.A., Trustee

NEWS
RELEASE

FOR IMMEDIATE RELEASE

AUSTIN, TEXAS – February 7, 2008- The Bank of New York Trust Company, N.A. (the “Trustee”) of Santa Fe Energy Trust (NYSE: SFF) announced today that it has officially notified the New York Stock Exchange that it is requesting the delisting of  the Trust on February 15, 2008. The Trustee expects that transfer of the Trust’s units will be halted at the close of business on February 14, 2008.

As previously disclosed, the Trustee intends to distribute the net proceeds of the sale of the Trust’s assets  (after deducting amounts necessary to pay all fees, expenses, liabilities and other obligations of the Trust, and after setting aside any amounts the Trustee determines to hold in reserve, and subject to any post-closing adjustments under the purchase agreement) on February 29, 2008 to unitholders of record at the close of business on February 14, 2008.  This distribution will be made concurrently with the Trust’s distribution for the quarter ending December 31, 2007.

The United States Treasury book-entry securities representing stripped-interest coupons held by The Bank of New York Trust Company, N.A. as Custodian mature on February 15, 2008.  The cash proceeds from the matured Treasury Obligations on deposit with the Custodian will be distributed as promptly as practicable. Unitholders of record will be required to deliver their Secure Principal Energy Receipts (“SPER Certificates”) in exchange for such payment.

The Trustee will mail each unitholder of record instructions for submitting SPER Certificates to Bondholder Communications (the “Processing Agent”). These instructions will include a letter of transmittal for submitting a unitholder’s SPER Certificates to the Processing Agent in exchange for cash proceeds from the matured Treasury Obligations. Unitholders should NOT destroy any SPER Certificates and should NOT submit any SPER Certificates to the Trustee or the Processing Agent until they receive instructions and the letter of transmittal. Surrender of a unitholder’s SPER Certificates along with the letter of transmittal will be required unless the unitholder’s SPER Certificates have been lost, stolen, misplaced or mutilated. Unitholders whose SPER Certificates have been lost, stolen, misplaced or mutilated should follow the instructions from the Trustee or contact the Processing Agent at 1-800-275-2048.

If a unitholder’s Trust units are held in a brokerage account, the unitholder will not receive a letter of transmittal, but should contact the broker for instructions.

After the liquidation of the Trust, the Trustee will continue to act as trustee of the trust estate until the trust estate has been finally distributed and the affairs of the Trust have been wound up.

Contact:

Santa Fe Energy Trust
The Bank of New York Trust Company, N.A., Trustee
Mike Ulrich
919 Congress Avenue
Austin, TX 78701
(800) 852-1422